UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

VIRGINIA NATIONAL BANKSHARES CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Virginia	000-55117	46-2331578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

404 People Place Charlottesville, Virginia	22911
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (434) 817-8621

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2021, Virginia National Bankshares Corporation (“Virginia National”) completed its acquisition of Fauquier Bankshares, Inc. (“Fauquier”). The merger of Fauquier with and into Virginia National (the “Merger”) was effected pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 30, 2020, between Virginia National and Fauquier, and a related Plan of Merger (together, the “Merger Agreement”). Immediately after the Merger, The Fauquier Bank, Fauquier’s wholly-owned bank subsidiary, merged with and into Virginia National Bank, Virginia National’s wholly-owned bank subsidiary.

Pursuant to the Merger Agreement, former holders of shares of Fauquier common stock are entitled to receive 0.6750 shares of Virginia National common stock for each share of Fauquier common stock held immediately prior to the Merger, with cash paid in lieu of fractional shares. Each share of common stock of Virginia National outstanding immediately prior to the Merger remained outstanding and was unaffected by the Merger.

This description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Merger Agreement and effective as of the effective time of the Merger, Virginia National assumed the due and punctual payment of the principal of, and any premium and interest on, Fauquier’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of Fauquier to be performed or observed following the Merger. The interest rate on such securities resets every three months at 1.70% above the then current three-month LIBOR. Interest is paid quarterly in arrears. The principal amount of such securities as of December 31, 2020 is approximately $4.1 million and the securities are callable at any time. The securities are an unsecured obligation of Virginia National and are junior in right of payment to all present and future senior indebtedness of Virginia National.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Resignation of Directors

Pursuant to the Merger Agreement and effective as of the effective time of the Merger, John B. Adams, Jr., Marc J. Bogan, Kevin T. Carter, Randolph D. Frostick, Jay B. Keyser and Sterling T. Strange, III, former members of the Fauquier board of directors (collectively, the “Continuing Fauquier Directors”), were appointed to the boards of directors of Virginia National and Virginia National Bank. They will serve until the 2021 annual meeting of shareholders of Virginia National, at which time they will stand for election to serve as directors of Virginia National. Mr. Adams has been appointed Vice Chairman of the board of directors and to serve on the Executive Committee and as Chair of the Compensation Committee. Mr. Bogan has been appointed to serve on the Executive Committee and on the Corporate Governance Committee. Mr. Carter has been appointed to serve on the Compensation Committee. Mr. Frostick has been appointed to serve on the Corporate Governance Committee. Mr. Keyser has been appointed to serve as Chair of the Audit and Compliance Committee. Mr. Strange has been appointed to serve on the Audit and Compliance Committee and the Corporate Governance Committee.

Except for Mr. Bogan, who will be compensated in his role as an executive officer of Virginia National, the Continuing Fauquier Directors will be compensated at the same rate as other members of the boards of directors of Virginia National and Virginia National Bank. In 2020, each non-employee director of Virginia National received both restricted stock with a fair market value of $29,952 and a cash payment of $30,000 for their for their service on the boards of Virginia National and Virginia National Bank.

Also in connection with the Merger, the following individuals resigned from the board of directors of Virginia National and Virginia National Bank: H. K. Benham, III, Susan K. Payne and Bryan D. Wright.

Appointment of Executive Officer

As of the effective time of the Merger, Mr. Bogan was appointed to serve as President and Chief Executive Officer of Virginia National Bank. Glenn W. Rust, the former President and Chief Executive Officer of Virginia National Bank, will continue to serve as President and Chief Executive Officer of Virginia National.

In connection with his appointment as President and Chief Executive Officer of Virginia National Bank, Virginia National and Virginia National Bank entered into an employment agreement with Mr. Bogan that became effective upon consummation of the Merger and will expire on the two-year anniversary of the effectiveness of the Merger.

Mr. Bogan’s employment agreement provides that he will receive an annual base salary to be determined by Virginia National in accordance with its salary administration program, with the initial base salary equal to Mr. Bogan’s base salary as President and Chief Executive Officer of Fauquier prior to the Merger of $348,128. Mr. Bogan’s base salary will be reviewed annually and will be subject to adjustment by the board of directors or compensation committee of Virginia National, provided that any downward adjustment may only be made in connection with a general reduction of base salary that affects all senior officers of Virginia National. Mr. Bogan’s employment agreement provides opportunities for short- and long-term cash and equity incentive opportunities and certain other benefits, including an automobile allowance and reimbursement of business and relocation expenses.

Mr. Bogan’s employment agreement further provides that, if he is not promoted to Chief Executive Officer of Virginia National on or before the first anniversary of the effectiveness of the Merger but remains employed by Virginia National on that date, Mr. Bogan will receive a lump sum payment of $475,000 within 30 days of such first anniversary. Further, if Mr. Bogan is either (i) not promoted to Chief Executive Officer of Virginia National on or before the second anniversary of the effective date of the Merger but remains employed by Virginia National on that date, or (ii) Mr. Bogan is promoted to Chief Executive Officer within two years following the effective date of the Merger, then he will be offered an agreement, which will be effective no later than the earlier of the day following the second anniversary of the effectiveness of the Merger or the date he is promoted to Chief Executive Officer, as may be applicable, providing for benefits on a change in control of Virginia National in an amount no less favorable than those provided to the then-serving Chief Executive Officer of Virginia National.

If, prior to being promoted to Chief Executive Officer of Virginia National or otherwise entering into the change in control agreement described in the preceding paragraph, Mr. Bogan is terminated without “cause” or resigns for “good reason” (as those terms are defined in the employment agreement), Mr. Bogan’s employment agreement provides certain benefits. In such cases, Mr. Bogan will receive the sum of (i) any accrued but unpaid base salary, unreimbursed expenses and such employee benefits (including equity compensation) to which he is entitled, (ii) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination, (iii) the product of the annual cash bonus paid or payable for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365, and (iv) any benefits or awards (including cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid. Unless otherwise specified in the employment agreement, such benefits will be paid in a lump sum within 10 days following the effective date of the release (described below).

Further, he will receive an amount equal to 2.99 times the sum of (i) his base salary in effect at the date of termination, and (ii) his highest annual cash bonus paid or payable for the two most recently completed years. This severance benefit will be paid to Mr. Bogan in a lump sum cash payment within 30 days after the effective date of the release (described below). In addition, if he elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), Mr. Bogan will be entitled to a reimbursement of the difference between the monthly COBRA premium amount paid by Mr. Bogan for him and his eligible dependents and the monthly premium paid by Virginia National for similarly situated active employees, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

Mr. Bogan’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against Virginia National and its affiliates. Mr. Bogan’s employment agreement requires Mr. Bogan to execute Virginia National’s standard non-disclosure, non-solicitation and non-competition agreement except that the non-competition period may be up to 24 months following termination of employment depending upon the circumstances of his termination.

If the payments and benefits under the employment agreement, together with other payments and benefits Mr. Bogan has received or may have the right to receive, on account of a change in control, would subject Mr. Bogan to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, then the payments and benefits shall be reduced by Virginia National to the minimum extent necessary so that none of the payments or benefits are subject to the excise tax, provided that no such reduction shall be made if Mr. Bogan’s net after-tax benefit, assuming no reduction, exceeds by $25,000 or more the net after-tax benefit assuming such reduction is made.

Under the employment agreement with Mr. Bogan, he will generally have “good reason” to terminate his employment if Virginia National assigns duties inconsistent with his position, authority, duties or responsibilities without his prior consent; takes action that results in a substantial reduction in his status including a diminution in position, authority, duties or responsibilities (which will occur on the date of the Merger as a result of the diminution of Mr. Bogan’s position because of the Merger); moves his primary office outside of the city of Charlottesville, Virginia or Albemarle County, Virginia, unless either Virginia National or Virginia National Bank moves its principal executive offices to such other place; fails to comply with any material term of the agreement; or fails to nominate him for election to Virginia National’s board of directors. Under the employment agreement, except for the diminution of Mr. Bogan’s position because of the Merger, good reason to terminate employment would not exist unless Mr. Bogan has notified Virginia National of the condition giving rise to good reason, Virginia National has failed to remedy the condition, and Mr. Bogan terminates employment within 90 days of the initial occurrence of the condition giving rise to good reason. For good reason due to the diminution of Mr. Bogan’s position because of the Merger, good reason will apply provided Mr. Bogan provides written notice to Virginia National at least 30 days prior to his termination date.

Under the employment agreement with Mr. Bogan, termination for “cause” would generally include Mr. Bogan’s failure to perform material duties or responsibilities or failure to follow reasonable instructions or policies; conviction of, indictment for or entry of a guilty plea or plea of no contest with respect to a felony or misdemeanor involving moral turpitude, or misappropriation or embezzlement of funds or property; fraud or dishonesty with respect to Virginia National; breach of fiduciary duties owed to Virginia National; breach of a material term of the agreement or material violation of applicable policies, codes and standards of behavior; or conduct reasonably likely to result in material injury to Virginia National. Under the employment agreement, and except in cases involving irreparable injury, Virginia National would not have cause to terminate Mr. Bogan’s employment unless Virginia National has notified Mr. Bogan of the acts constituting “cause” and Mr. Bogan has failed to remedy them.

This description of the employment agreement with Mr. Bogan does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger, the board of directors of Virginia National adopted an amendment to Virginia National’s bylaws to establish the number of directors comprising the board at 13, consisting of (i) seven directors of Virginia National serving prior to the effective time of the Merger (the “Virginia National Directors”), and (ii) the six Continuing Fauquier Directors. Until the second anniversary of the Merger, all vacancies on Virginia National’s board of directors created by the cessation of service of a Virginia National Director must be filled by a nominee proposed to the board of directors by a majority of the remaining Virginia National Directors, and all vacancies on the Virginia National board of directors created by the cessation of service of a Continuing Fauquier Director must be filled by a nominee proposed to the board of directors by a majority of the remaining Continuing Fauquier Directors. Such bylaw provision may not be modified, amended or repealed during such two-year period other than by a majority of the Virginia National Directors and a majority of the Continuing Fauquier Directors.

A copy of the bylaws of Virginia National, as amended April 1, 2021, is filed as Exhibit 3.2 hereto and is incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2021, Virginia National issued a press release announcing consummation of the Merger. Virginia National also announced that its common stock was approved for listing on the Nasdaq Capital Market and will begin trading on April 5, 2021 under the ticker symbol “VABK.” A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of the businesses acquired.

The financial statements required by this item will be filed by amendment to this report no later than 71 days after the date on which this report is required to be filed.

(b)	Pro forma financial information.

The financial statements required by this item will be filed by amendment to this report no later than 71 days after the date on which this report is required to be filed.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of September 30, 2020, between Virginia National Bankshares Corporation and Fauquier Bankshares, Inc. (incorporated by reference to Exhibit 2.1 to Virginia National Bankshares Corporation’s Current Report on Form 8-K filed on October 2, 2020).

3.2	Bylaws of Virginia National Bankshares Corporation, as amended April 1, 2021.

10.1	Employment Agreement, dated September 30, 2020 and effective April 1, 2021, by and among Virginia National Bankshares Corporation, Virginia National Bank and Marc J. Bogan (incorporated by reference to Exhibit 10.4 to Virginia National Bankshares Corporation’s Registration Statement on Form S-4 filed on December 4, 2020).

99.1	Press Release of Virginia National Bankshares Corporation, dated April 1, 2021.

104.1	The cover page from the Virginia National Bankshares Corporation’s Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA NATIONAL BANKSHARES CORPORATION

Dated: April 1, 2021	By:	/s/ Tara Y. Harrison
Tara Y. Harrison
Executive Vice President and Chief Financial Officer